Exhibit (k)(i)
ADMINISTRATION AGREEMENT
     THIS AGREEMENT is made as of this 18th day of October, 2006, by and between Access Capital Strategies Community Investment Fund, Inc., a Maryland Corporation (the “Corporation”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).
     WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interests (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and
     WHEREAS, the Corporation and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration services to such investment portfolios of the Corporation as are listed on Schedule A hereto and any additional investment portfolios the Corporation and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).
     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Appointment
     The Corporation hereby appoints the Administrator as administrator of the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
2. Services as Administrator
     (a) Subject to the direction and control of the Corporation’s Board of Directors and utilizing information provided by the Corporation and its current and prior agents and service providers, the Administrator will provide the services listed on Schedule B hereto. The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.
     (b) The Directors of the Corporation shall cause the officers, directors, investment adviser(s) and sub-advisers, legal counsel, independent accountants, transfer agent, fund accountant, custodian and other service providers and agents, past or present, for the Funds to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Funds and the Corporation as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Funds or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Corporation. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Corporation, investment adviser(s) or service provider until receipt of written notice thereof from the Corporation. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.
     (c) To the extent required by Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Corporation pursuant to its duties hereunder are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation’s request. Subject to the terms of Section 6, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by the Administrator for the Corporation.
     (d) The Corporation’s Board of Directors and the Funds’ investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended the USA PATRIOT Act of 2001 and all applicable provisions of the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. The Administrator’s monitoring and other functions hereunder shall not relieve the Board and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.
     (e) The Corporation hereby certifies that each Fund is lawfully eligible for sale in each jurisdiction indicated for such Fund on the list furnished to the Administrator as of the date of this Agreement.
     (f) The Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.
3. Fees; Delegation; Expenses
     (a) In consideration of the services rendered pursuant to this Agreement, the Corporation will pay the Administrator a fee, computed daily and payable monthly, plus out-of-pocket expenses, each as provided in Schedule C hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, the Administrator shall be entitled to additional fees as provided in Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Corporation, enhancements to current services, or to add Funds for which the Administrator has been retained. The Corporation agrees to pay the Administrator’s then current rate for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement.
     (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Corporation’s Prospectuses and resolutions of the Corporation’s Board of Directors. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Corporation be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.
     (c) The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Directors; Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s shareholders and Directors; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Corporation, will be borne by the Funds’ investment adviser, except for such expenses permitted to be paid by the Corporation under a distribution plan adopted in accordance with applicable laws. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Corporation.
     (d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Corporation agrees to pay all fees within thirty days of receipt of each invoice. The Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period.

4. Proprietary and Confidential Information
     The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records relative to the Funds’ shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Corporation. In case of any requests or demands for inspection of the records of the Funds, the Administrator will endeavor to notify the Corporation promptly and to secure instructions from a representative of the Corporation as to such inspection. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.
5. Limitation of Liability
     (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Corporation, or from a representative of any of the parties referenced in Section 2, or (ii) any action taken or omission by a Fund, the Corporation, investment adviser(s) or any past or current service provider.
     (b) The Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.
     (c) The Corporation agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) the Administrator’s actions or omissions except to the extent a Claim resulted from the Administrator’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Corporation, or (iii) any action taken by or omission of the Corporation, investment adviser(s) or any past or current service provider.
     (d) In no event and under no circumstances shall the Administrator, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.
6. Term
     (a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date this Agreement is executed and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until terminated as provided herein. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.
     (b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Corporation.
     (c) Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation of a Fund or the Corporation, UMBFS shall deliver the records of the Corporation to the Corporation or its successor administrator in a form that is consistent with UMBFS’ applicable license agreements at the expense of the Corporation, and thereafter the Corporation or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Corporation shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Corporation or a Fund(s), and the Corporation requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.
7. Non-Exclusivity
     The services of the Administrator rendered to the Corporation are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Corporation recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Administrator or its affiliates may enter into other agreements with such other entities.
8. Governing Law; Invalidity
     This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
9. Notices
     Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Corporation shall be sent to Access Capital Strategies Community Investment Fund, Inc., 419 Boylston Street, Suite 501, Boston, Massachusetts 02116, Attention: President.
10. Entire Agreement
     This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.
11. Corporation Limitations
     This Agreement is executed by the Corporation with respect to each of the Funds and the obligations hereunder are not binding upon any of the Directors, officers or shareholders of the Corporation individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Corporation under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund’s Articles of Incorporation are on file with the Secretary of State of Maryland.
12. Miscellaneous
     (a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (b) The Corporation hereby grants to the Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC. (the “Corporation”)
By:	/s/ David F. Sand
President

UMB FUND SERVICES, INC. (“Administrator”)
By:	/s/ Christine Mortensen
Senior Vice President

Schedule A
to the
Administration and Fund Accounting Agreement
by and between
Access Capital Strategies Community Investment Fund, Inc.
and UMB Fund Services, Inc.
Name of Funds
Access Capital Strategies Community Investment Fund, Inc.

Schedule B
to the
Administration and Fund Accounting Agreement
by and between
Access Capital Strategies Community Investment Fund, Inc.
and
UMB Fund Services, Inc.
SERVICES
Subject to the direction and control of the Corporation’s Board of Directors and utilizing information provided by the Corporation and its agents, the Administrator will:
▪	provide office space, facilities, equipment and personnel to carry out its services hereunder;

▪	compile data for and prepare with respect to the Funds timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR;

▪	prepare and review the financial statement for the Funds’ Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Adviser;

▪	prepare and review Form N-Q;

▪	assist in the preparation for execution by the Corporation and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Corporation’s custodian or transfer agent, subject to the review and approval of the Corporation and the Corporation’s independent accountants;

▪	prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of the Corporation and the Corporation’s independent accountants;

▪	prepare and file state securities qualification/notice compliance filings, with the advice of the Corporation’s legal counsel, upon and in accordance with instructions from the Corporation, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

▪	provide financial and Fund performance information for inclusion in the Registration Statement for the Corporation (on Form N-1A or any replacement therefor) and any amendments thereto, subject to the review of Fund counsel;

▪	determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Corporation assets on proper authorization from the Corporation;

▪	assist in the acquisition of the Corporation’s fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

▪	from time to time as the Administrator deems appropriate, check each Fund’s compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Corporation’s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance);

▪	maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-l(a) and (b) under the 1940 Act;

▪	prepare and file state securities qualification/notice compliance filings, with the advice of the Corporation’s legal counsel, upon and in accordance with instructions from the Corporation, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

▪	develop with legal counsel and the secretary of the Corporation an agenda for each board meeting and, if requested by the Directors, attend board meetings and prepare minutes;

▪	prepare Form 1099s for Directors and other fund vendors;

▪	calculate dividend and capital gains distributions subject to review and approval by the Corporation and its independent accountants; and

▪	generally assist in the Corporation’s administrative operations as mutually agreed to by the parties.
The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Administrator agrees to take such actions, those actions taken shall be deemed part of the Schedule B.

Schedule C
to the
Administration and Fund Accounting Agreement
by and between
Access Capital Strategies Community Investment Fund, Inc.
and
UMB Fund Services, Inc.
Fees

Annual Asset-Based Fees (per portfolio)
■ Up to $250 million in assets	3.5* basis points, plus
■ Next $250 million in assets	2.5* basis points, plus
■ Assets over $500 million	2.0* basis points

*	For more complex funds add 2 basis points.
Master-feeder funds and funds that are hedged (i.e., more than 10%) require customized pricing.

Minimum Monthly Fee
■ First of each two funds	$8,333
■ Each additional fund	$6,250

Minimum fees are aggregated and applied pro-rata across all funds.*

Multi-Class
Per class, per month	$1,500

Special Projects and Services	$175/hour
Out-of-Pocket Expenses and Other Related Expenses
Out-of-pocket expenses include but are not limited to: portfolio pricing services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; photocopying; storage fees for fund records; express delivery charges; and travel on behalf of fund business. Other expenses include pricing of securities, which will be charged in accordance with the Administrator’s current pricing schedule, as well as fees for research services and other service interface fees.

* The minimum monthly fee is subject to an annual escalation equal to the increase in the Consumer Price Index — Urban Wage Earners (CPI) (but not to exceed five percent (5.0%) per annum), which escalation shall be effective commencing one year from the date of this Agreement (the “Anniversary Date”) and on the corresponding Anniversary Date each year thereafter. CPI shall be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.
This fee schedule is valid through September 30, 2006
Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.